EXHIBIT 99.1
COMPREHENSIVE CARE CORPORATION REPORTS
THIRD QUARTER EARNINGS
TAMPA, FL – (BUSINESSWIRE) – April 13, 2006 – Comprehensive Care Corporation (OTCBB:CHCR) (CompCare), a company specializing in managed behavioral healthcare and disease management services through its operating subsidiaries, today reported results for the third quarter of Fiscal 2006 ended February 28, 2006 and for the nine months ended February 28, 2006. Net income for the quarter ended February 28, 2006 was $129,000, or $0.01 earnings per diluted share, compared to net income of $108,000 or $0.01 earnings per diluted share for the prior quarter, and net income of $212,000, or $0.04 earnings per diluted share, for the quarter ended February 28, 2005. For the nine months ended February 28, 2006, the Company incurred a net loss of $60,000, or $0.01 per share. This compares to net income of $406,000, or $0.08 per diluted share, for the nine months ended February 28, 2005.
Operating revenues were $5.6 million and $18.6 million, respectively, for the three and nine months ended February 28, 2006 compared to operating revenues of $6.2 million and $18.5 million, respectively, for the three and nine months ended February 28, 2005. The decrease in operating revenues during the three months ended February 28, 2006 is primarily attributed to the loss of a previously disclosed HMO client, which was partially offset by business from one new customer in Pennsylvania.
Mary Jane Johnson, President and Chief Executive Officer of CompCare, stated, “We continue to meet marketing and sales objectives, targeting new areas for growth and solidifying and building our relationships with current customers. Our recently announced disease management initiatives, new business partnerships, and expansion of services to Maryland and Washington, D.C. reflect a strong vision here at CompCare. Our continuing goal is to build the most highly integrated Behavioral Health Disease Management Solutions, creating the highest levels of customization, flexibility, and specificity to solve what can be very different customer needs in even the most challenging populations.”
About Comprehensive Care Corporation
Established in 1969, CompCare provides behavioral health, substance abuse, and employee assistance programs for governmental agencies, managed care companies and employer groups throughout the United States. Headquartered in Tampa, Florida, CompCare operates regional service centers in, Florida, Michigan, and Texas; serves approximately 750,000 covered individuals nationwide; and has a network of approximately 8,000 qualified behavioral health practitioners. With 37 years of experience in the industry, CompCare focuses on personalized attention, flexibility, a commitment to high-quality services, and innovative approaches to behavioral health that address both the specific needs of clients and changing healthcare industry demands.
“Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995: Certain information included herein and in other Company reports, SEC filings, statements, and presentations is forward looking within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements concerning the Company’s anticipated operating results, financial resources, increases in revenues, increased profitability, interest expense, growth and expansion, and the ability to obtain new behavioral healthcare contracts. Such forward-looking information involves important risks and uncertainties that could significantly affect actual results and cause them to differ materially from expectations expressed herein and in other Company reports, SEC filings, statements, and presentations. These risks and uncertainties include, but are not limited to, changes in local, regional, and national economic and political conditions, the effect of governmental regulation, competitive market conditions, varying trends in member utilization, our ability to manage healthcare operating expenses, the profitability of our capitated contracts, cost of care, seasonality, and other risks detailed from time to time in the Company’s SEC reports.
FOR MORE INFORMATION, PLEASE CONTACT
Robert J. Landis, Chairman, Chief Financial Officer and Treasurer
(813) 288-4808
204 South Hoover Boulevard, Suite 200
Tampa, Florida 33609
813-288-4808 * Fax 813-288-4844
www.compcare.com